EXHIBIT 99.1

Stillwater Mining Company Announces Contract Extension for Mick McMullen, President and Chief Executive Officer

LITTLETON, Colo., March 28, 2016 (GLOBE NEWSWIRE) -- Stillwater Mining Company (NYSE:SWC) announced today that Mick McMullen, the Company’s President and Chief Executive Officer has agreed to a contract extension with the Company’s Board of Directors. The new agreement will extend Mr. McMullen’s employment contract until December 31, 2018 from December 31, 2016. Mr. McMullen was elected to the Board of Directors on May 2, 2013 and appointed President and Chief Executive Officer of Stillwater Mining Company on December 3, 2013.

Commenting on the new contract, Brian Schweitzer, the Company’s Chairman stated, “We are pleased to have extended Mick’s contract for two years and believe this provides shareholders with certainty of leadership. Subsequent to Mick’s initial appointment, the Company has achieved its best safety performance on record and a marked reduction in costs while retaining a strong balance sheet. This extension means we will continue with the same effective leadership that has consistently delivered on the goals set in early 2014.”

About Stillwater Mining Company

Stillwater Mining Company is the only U.S. miner of platinum group metals (PGMs) and the largest primary producer of PGMs outside of South Africa and the Russian Federation. PGMs are rare precious metals used in a wide variety of applications, including automobile catalysts, fuel cells, hydrogen purification, electronics, jewelry, dentistry, medicine and coinage. The Company is engaged in the development, extraction and processing PGMs from a geological formation in south-central Montana recognized as the J-M Reef. The J-M Reef is the only known significant source of PGMs in the U.S. and the highest-grade PGM deposit known in the world. The Company also recycles PGMs from spent catalytic converters and other industrial sources. The Company owns the Marathon PGM-copper deposit in Ontario, Canada, and the Altar porphyry copper-gold deposit located in the San Juan province of Argentina. The Company’s shares are traded on the New York Stock Exchange under the symbol SWC. Information about the Company can be found at its website: www.stillwatermining.com.

CONTACT:
Mike Beckstead
(720) 502-7671
investor-relations@stillwatermining.com